Second Amendment to License Agreement

This Second Amendment (this “Second Amendment”) to the License Agreement is now entered into as of August 22, 2013, by and among Svelte Medical Systems, Inc., a Delaware corporation having its principal place of business at 657 Central Avenue, New Providence, New Jersey 07974 (“Svelte,” or “Licensor”); InspireMD Ltd., an Israeli corporation having its principal place of business at 4 Menorat Hamor St., Tel Aviv, Israel L3 67448 (“InspireMD,” or “Licensee”); and InspireMD, Inc., a Delaware corporation and the sole stockholder of Licensee (“InspireMD US”). Licensor, Licensee and InspireMD US are hereinafter individually referred to as a “Party,” and collectively referred to as the “Parties.”

RECITALS

WHEREAS, Licensor and Licensee have entered into that certain License Agreement dated March 19, 2010, as supplemented by that certain letter dated March 15, 2010 (the “License Agreement”); and

WHEREAS, Licensor and Licensee have entered into that certain First Amendment to License agreement dated October 20, 2012 (the “First Amendment”); and

WHEREAS, capitalized terms used but not defined herein shall have the meanings attributed to such terms in the License Agreement and First Amendment; and

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and obligations set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

1. Miscellaneous.

(a) Construction. The terms of this Second Amendment amend and modify the First Amendment and License Agreement as if fully set forth in the License Agreement. If there is any conflict between the terms, conditions and obligations of this Second Amendment and the First Amendment or License Agreement, this Second Amendment’s terms, conditions and obligations shall control. All other provisions of the First Amendment or the License Agreement not specifically modified by this Second Amendment are preserved. This Second Amendment may be executed in counterparts (including via facsimile or .pdf), each of which shall be deemed an original, and all of which together shall constitute one and the same document.

2. Amendments to the License Agreement.

(a) Section 3.2 of the First Amendment is hereby deleted in its entirety and replaced with the following:

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“3.2 Royalty & Other Licensing Fee.

(a) Licensee shall pay Licensor $192,000 representing advanced payment of a royalty in the aggregate amount of two percent (2%) of Net Sales for the period from July 1, 2013 through June 30, 2015, which amount assumes Net Sales of $1.2 million per quarter (or $9.6 million over the next eight quarters) from July 1, 2013 through June 30, 2015.

(b) Within forty five (45) calendar days following June 30, 2015, Licensee shall pay Licensor, retroactively, a royalty in the aggregate amount of two and one-half percent (2.5%) of Net Sales for any Net Sales in excess of $10.56 million for the period from July 1, 2013 through June 30, 2015.

(c) Beginning July 1, 2015, Licensee shall pay Licensor a royalty in the aggregate amount of two and nine-tenths percent (2.9%) of Net Sales.”

Signatures on the Following Page

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IN WITNESS WHEREOF, each Party has caused its name to be hereunto subscribed, by its duly authorized officer as of the date indicated above.

Licensor: Svelte Medical Systems, Inc. By: /s/ Mark Pomeranz	Licensee: InspireMD Ltd. By: /s/ Craig Shore
Name: Mark Pomeranz	Name: Craig Shore
Title: COO	Title: Chief Financial Officer

InspireMD US: InspireMD, Inc. By: /s/ Craig Shore
Name: Craig Shore
Title: Chief Financial Officer

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